SCHEDULE 14A INFORMATION

      Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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                        Il Fornaio (America) Corporation
                (Name of Registrant as Specified In Its Charter)

                                 Not applicable
     (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)


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

                        IL FORNAIO (AMERICA) CORPORATION
                            770 TAMALPAIS DRIVE, #400
                             CORTE MADERA, CA 94925

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD ON MAY 3, 2000

TO THE STOCKHOLDERS OF IL FORNAIO (AMERICA) CORPORATION:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of IL FORNAIO (AMERICA) CORPORATION, a Delaware corporation (the "Company"), will be held on Wednesday, May 3, 2000, at 4:30 p.m. local time at Il Fornaio's corporate headquarters located at 770 Tamalpais Drive #400, Corte Madera, California, for the following purposes:

1. To elect two directors to hold office until the 2003 Annual Meeting of Stockholders.

2. To approve the Company's 1997 Equity Incentive Plan, as amended, to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 500,000 shares.

3. To approve the Company's 1997 Employee Stock Purchase Plan, as amended, to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 200,000 shares.

4. To ratify the selection of Deloitte & Touche LLP as independent auditors of the Company for its fiscal year ending December 31, 2000.

5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

      The Board of Directors has fixed the close of business on March 15, 2000, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                By Order of the Board of Directors


                                /s/ Peter P. Hausback
                                -------------------------------------
                                Peter P. Hausback
                                Vice President, Finance, Chief Financial
                                Officer &  Secretary

Corte Madera, California
April 6, 2000

      ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                        IL FORNAIO (AMERICA) CORPORATION
                            770 TAMALPAIS DRIVE, #400
                             CORTE MADERA, CA 94925

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS

                                   May 3, 2000

                      INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

      The enclosed proxy is solicited on behalf of the Board of Directors of Il Fornaio (America) Corporation, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on May 3, 2000, at 4:30 p.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at 770 Tamalpais Drive #400, Corte Madera, California. The Company intends to mail this proxy statement and accompanying proxy card on or about April 6, 2000, to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

      The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

      Only holders of record of Common Stock at the close of business on March 15, 2000 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 15, 2000, the Company had outstanding and entitled to vote 5,725,209 shares of Common Stock. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

      All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

      Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 770 Tamalpais Drive, #400, Corte Madera, California 94925, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy. Furthermore, if the shares are held of record by a broker, bank or other nominee and the stockholder wishes to vote at the meeting, the stockholder must obtain from the record holder a proxy issued in the stockholder's name.

STOCKHOLDER PROPOSALS

      The deadline for submitting a stockholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 2001 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission (the "Commission") is December 7, 2000. The deadline for submitting a stockholder proposal or a nomination for director that is not to be included in such proxy statement and proxy is February 2, 2001. Stockholders are also advised to review the Company's By-Laws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

      The Company's Amended and Restated Certificate of Incorporation (the "Restated Certificate") and By-laws provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the Board of Directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

      The Board of Directors is presently composed of seven members. There are two directors in the class whose term of office expires in 2000. Mr. Cortopassi and Mr. Levy are currently directors of the Company, Mr. Cortopassi having been elected by the stockholders and Mr. Levy having been appointed by the Board of Directors. If elected at the Annual Meeting, each of the nominees would serve until the 2003 annual meeting and until his or her successor is elected and has qualified or until such director's earlier death, resignation or removal.

      Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote on the matter at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

      Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2003 ANNUAL MEETING

Dean A. Cortopassi

      Dean A. Cortopassi, 62, has been a director of the Company since April 1996. Mr. Cortopassi founded and has served as Chief Executive Officer of San Tomo Group, a holding company which owns and operates a number of food processing and marketing companies, including Stanislaus Food Products, Gilroy Canning Company, Sierra Quality Canners and MGI Holdings, Inc.

Lawrence F. Levy

      Lawrence F. Levy, 56, has been a director of the Company since December 1998. Since 1978, Mr. Levy has served as the Chairman and Chief Executive Officer of Levy Restaurants, a food service company which he founded in 1978. The Chicago-based company currently operates 50 food service locations throughout 18 North American markets. Prior to founding Levy Restaurants, Mr. Levy served as President of Hawthorn Realty Group, a commercial real estate group. Mr. Levy is also a director of Chicago Title Corporation and Burrell Communications.

                        THE BOARD OF DIRECTORS RECOMMENDS
                     A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2001 ANNUAL MEETING

Laurence B. Mindel

      Laurence B. Mindel, 62, joined the Company as Chairman of the Board, President and Chief Executive Officer in January 1987. Mr. Mindel currently serves as Chairman of the Board, having resigned as President in 1995 and as Chief Executive Officer in 1998. From 1964 to 1970, Mr. Mindel was President and Chief Executive Officer of Caswell Coffee Company in San Francisco. In 1970, Mr. Mindel co-founded Spectrum Foods, where he served as Chairman of the Board, President and Chief Executive Officer. Under Mr. Mindel's direction, Spectrum created 14 restaurants in Northern and Southern

California, including Chianti, MacArthur Park, Harry's Bar and American Grill, Prego and Guaymas. In 1984, Saga Corporation acquired Spectrum Foods, and from that time until he joined the Company, Mr. Mindel served as President of the Saga Restaurant Group, which included Stuart Anderson's Black Angus, Velvet Turtle, Spoons, Hotel Food Services and the newly acquired Spectrum Foods restaurants. In 1985, Mr. Mindel became the first person of non-Italian descent and the first American to be awarded the Caterina di Medici medal. Awarded by the Italian government, the medal recognizes persons who have excelled in preserving the Italian heritage outside of Italy. Michael Mindel, the son of Laurence B. Mindel, is Vice President of Marketing of the Company.

W. Scott Hedrick

      W. Scott Hedrick, 54, has been a director of the Company since 1987. Mr. Hedrick co-founded InterWest Partners, a venture capital management firm, in 1979 and has been a general partner of that firm since that time. From 1974 to 1979, Mr. Hedrick was a partner of American-Euro Interfund, a venture capital corporation. From 1970 to 1974, he was an Assistant Vice President with Small Business Enterprise Company, a venture capital subsidiary of Bank of America NT & SA. Mr. Hedrick is also a director of Office Depot, Inc. and Golden State Vintners.

W. Howard Lester

      W. Howard Lester, 64, has been a director of the Company since 1980. Mr. Lester has served as Chairman of the Board and Chief Executive Officer of Williams-Sonoma, Inc., a retail kitchen furnishings and housewares company, since 1978. Mr. Lester is also a director of The Good Guys, Inc. and Harold's Corporation.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2002 ANNUAL MEETING

F. Warren Hellman

      F. Warren Hellman, 65, has been a director of the Company since 1983. From 1984 to 1997, Mr. Hellman was a general partner of Hellman & Friedman, an investment firm, and since January 1998, he has been Chairman of Hellman & Friedman LLC, an investment firm. He has also been a partner of Matrix Partners, a venture capital firm, since 1982. From 1962 to 1977, Mr. Hellman was a partner of Lehman Brothers in New York, where he served at various times as head of Lehman's Investment Banking Division, President and Director of Lehman Brothers, Inc., Chairman of Lehman Brothers, Inc. and Chairman of Lehman Corporation, a closed-end investment company. From October 1981 to March 1984, Mr. Hellman also served as a Managing Director of Lehman Brothers Kuhn Loeb. Mr. Hellman is also a director of Levi Strauss & Co. a Young & Rubicam Holdings, Inc. and DN&E Walter & Co.

Michael J. Hislop

      Michael J. Hislop, 45, joined the Company as President and Chief Operating officer in July 1995 and, since May 1998, he has served as Chief Executive Officer. From April 1991 to May 1995, Mr. Hislop served as Chairman and Chief Executive Officer of Chevy's Mexican Restaurants which, under his direction, grew from 17 locations to 63 locations nationwide. From 1982 to 1991, Mr. Hislop was employed by El Torito Mexican Restaurants, Inc., serving first as Regional Operator, then as Executive Vice President of Operations and, for the last three years, as Chief Operating Officer. From 1979 to 1982, Mr. Hislop was employed by T.G.I. Fridays Restaurants, as a Regional Manager.

BOARD COMMITTEES AND MEETINGS

      During the fiscal year ended December 26, 1999, the Board held four meetings. The Board has an Audit Committee and a Compensation Committee, but does not have a nominating committee or any committee performing a similar function.

      The Audit Committee meets with the Company's independent auditors to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent auditors to be retained; receives and considers the auditors' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls; and performs other related duties delegated to such committee by the Board. The Audit Committee, which consists of two non-employee directors, Mr. Hellman and Mr. Cortopassi, held one meeting during fiscal 1999.

      The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee, which currently consists of two non-employee directors, Mr. Hedrick and Mr. Levy, held three meetings during fiscal 1999.

      During the fiscal year ended December 26, 1999, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served during the fiscal year, held during the period for which he was a director or committee member, respectively.

                                   PROPOSAL 2

             APPROVAL OF THE 1997 EQUITY INCENTIVE PLAN, AS AMENDED

      In March 1997, the Board of Directors adopted and, in April 1997, the stockholders approved, the Company's 1997 Equity Incentive Plan (the "1997 Plan"), as an amendment and restatement of the Company's existing 1992 Stock Option Plan and 1995 Stock Option Plan (collectively, the "Prior Plans"). The terms of options granted under the Prior Plans are substantially similar to options that may be granted under the 1997 Plan. In March 2000, the Board amended the 1997 Plan, subject to stockholder approval, to increase the number of shares of Common Stock authorized for issuance under the 1997 Plan from a total of 1,800,000 shares of Common Stock to a total of 2,300,000 shares. The Board adopted this amendment in order to ensure that the Company can continue to grant stock options at levels determined appropriate by the Board.

      As of February 29, 2000, awards (net of canceled or expired awards) covering an aggregate of 1,434,921 shares of the Company's Common Stock had been granted under the 1997 Plan and 365,079 shares of Common Stock (plus any shares that might in the future be returned to the 1997 Plan as a result of cancellations or expiration of awards), remained available for future grant under the 1997 Plan. Shares subject to Awards that have expired or otherwise terminated without having been exercised in full (or, in the case of restricted stock, vested) again become available for the grant under the 1997 Plan.

      Stockholders are requested in this Proposal 2 to approve the 1997 Plan, as amended. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the meeting will be required to approve the 1997 Plan, as amended. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

                        THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 2.

      The essential features of the 1997 Plan are outlined below:

GENERAL

      The 1997 Plan provides for the grant of incentive stock options, nonstatutory stock options, stock bonuses and restricted stock purchase awards (collectively "Awards"). Incentive stock options granted under the 1997 Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Nonstatutory stock options granted under the 1997 Plan are not intended to qualify as incentive stock options under the Code. See "Federal Income Tax Information" for a discussion of the tax treatment of Awards. To date, the Company has granted stock options and stock bonuses under the Plan.

PURPOSE

      The Board adopted the 1997 Plan to provide a means by which employees, directors and consultants of the Company and its affiliates may be given an opportunity to purchase stock of the Company, to assist in retaining the services of such persons, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of the Company and its affiliates. Approximately 2% of the approximate 2,791 employees, directors and consultants of the Company and its affiliates are eligible to participate in the 1997 Plan.

ADMINISTRATION

      The Board administers the 1997 Plan. Subject to the provisions of the 1997 Plan, the Board has the power to construe and interpret the 1997 Plan and to determine the persons to whom and the dates on which Awards will be granted, the number of shares of Common Stock to be subject to each Award, the time or times during the term of each

Award within which all or a portion of such Award may be exercised, the exercise price, the type of consideration and other terms of the Award.

      The Board has the power to delegate administration of the 1997 Plan to a committee composed of one or more members of the Board. In the discretion of the Board, a committee may consist solely of two or more outside directors in accordance with Section 162(m) of the Code or solely of two or more non-employee directors in accordance with Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As used herein with respect to the 1997 Plan, the "Board" refers to any committee the Board appoints as well as to the Board itself.

      The regulations under Section 162(m) of the Code require that the directors who serve as members of the committee must be "outside directors." The 1997 Plan provides that, in the Board's discretion, directors serving on the committee may be "outside directors" within the meaning of Section 162(m). This limitation would exclude from the committee directors who are (i) current employees of the Company or an affiliate as defined in the Code, (ii) former employees of the Company or an affiliate receiving compensation for past services (other than benefits under a tax-qualified pension 1997 Plan), (iii) current and former officers of the Company or an affiliate, and (iv) directors currently receiving direct or indirect remuneration from the Company or an affiliate in any capacity (other than as a director). The definition of an "outside director" under Section 162(m) is generally narrower than the definition of a "non-employee director" under Rule 16b-3 of the Exchange Act.

ELIGIBILITY

      Incentive stock options may be granted under the 1997 Plan only to employees (including officers) of the Company and its affiliates. Employees (including officers), directors and consultants of both the Company and its affiliates are eligible to receive all other types of Awards under the 1997 Plan.

      No incentive stock option may be granted under the 1997 Plan to any person who, at the time of grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under the 1997 Plan and all other such plans of the Company and its affiliates) may not exceed $100,000. No person may be granted awards under the 1997 Plan covering for more than 500,000 shares of Common Stock during any calendar year ("Section 162(m) Limitation").

STOCK SUBJECT TO THE 1997 PLAN

      Subject to this Proposal, an aggregate of 2,300,000 shares of Common Stock is authorized for issuance under the 1997 Plan. If Awards granted under the 1997 Plan or that were granted under the Prior Plans expire or otherwise terminate without being exercised, the shares of Common Stock not acquired pursuant to such Awards again become available for issuance under the 1997 Plan. If the Company reacquires unvested stock issued under the 1997 Plan, the reacquired stock will again become available for reissuance under the 1997 Plan.

TERMS OF OPTIONS

      The following is a description of the permissible terms of options under the 1997 Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

      Exercise Price; Payment. The exercise price of incentive stock options may not be less than 100% of the fair market value of the stock subject to the option on the date of the grant and, in some cases (see "Eligibility" above), may not be less than 110% of such fair market value. The exercise price of nonstatutory options may not be less than 85% of the fair market value of the stock on the date of grant. If options were granted with exercise prices below market value, deductions for compensation attributable to the exercise of such options could be limited by Section 162(m) of the Code. See "Federal Income Tax Information." As of February 29, 2000, the closing price of the Company's Common Stock as reported on the Nasdaq National Market System was $8.75 per share.

      The exercise price of options granted under the 1997 Plan must be paid either in cash at the time the option is exercised or, at the discretion of the Board, (i) by delivery of other Common Stock of the Company, (ii) pursuant to a deferred payment arrangement or (iii) in any other form of legal consideration acceptable to the Board.

      Option Exercise. Options granted under the 1997 Plan may become exercisable in periodic installments ("vest") as determined by the Board. Shares covered by currently outstanding options under the 1997 Plan typically vest at the rate of 20% to 25% per year during the participant's employment by, or service as a director or consultant to, the Company or an affiliate (collectively, "Service"). Shares covered by options granted in the future under the 1997 Plan may be subject to different vesting terms. The Board has the power to accelerate the time during which an option may vest or be exercised. In addition, options granted under the 1997 Plan may permit exercise prior to vesting, but in such event the participant may be required to enter into an early exercise stock purchase agreement that allows the Company to repurchase unvested shares, generally at their exercise price, should the participant's Service terminate before vesting. To the extent provided by the terms of an option, a participant may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing the Company to withhold a portion of the stock otherwise issuable to the participant, by delivering already-owned Common Stock of the Company or by a combination of these means.

      Term. The maximum term of options under the 1997 Plan is 10 years, except that in certain cases (see "Eligibility") the maximum term is five years. Options under the 1997 Plan generally terminate three months after termination of the participant's Service unless (i) such termination is due to the participant's disability, in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the termination of Service), at any time within 12 months of such termination; (ii) the participant dies before the participant's Service has terminated, or within three months after termination of such Service, in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the participant's death) within 18 months of the participant's death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution; or (iii) the option by its terms specifically provides otherwise. A participant may designate a beneficiary who may exercise the option following the participant's death. Individual option grants by their terms may provide for exercise within a longer period of time following termination of Service.

TERMS OF STOCK BONUSES AND PURCHASES OF RESTRICTED STOCK

      Payment. The Board determines the purchase price under a restricted stock purchase agreement; however, the purchase price may not be less than 85% of the fair market value of the Company's Common Stock on the date of grant. The Board may award stock bonuses in consideration of past Services without a purchase payment. To date, the Board has awarded an aggregate of 370 shares of Common Stock as stock bonuses to employees of the Company in consideration of past services.

      The purchase price of stock acquired pursuant to a restricted stock purchase agreement under the 1997 Plan must be paid either in cash at the time the option is exercised or at the discretion of the Board, (i) by delivery of other Common Stock of the Company, (ii) pursuant to a deferred payment arrangement or (iii) in any other form of legal consideration acceptable to the Board.

      Vesting. Shares of stock sold or awarded under the 1997 Plan may, but need not, be subject to a repurchase option in favor of the Company in accordance with a vesting schedule as determined by the Board. The Board has the power to accelerate the vesting of stock acquired pursuant to a restricted stock purchase agreement under the 1997 Plan.

      Restrictions on Transfer. Rights under a stock bonus or restricted stock bonus agreement may not be transferred except by will or the laws of descent and distribution or where such assignment is required by law or expressly authorized by the terms of the applicable stock bonus or restricted stock purchase agreement.


RESTRICTIONS ON TRANSFER

      The participant may not transfer an incentive stock option otherwise than by will or by the laws of descent and distribution. During the lifetime of the participant, only the participant may exercise an incentive stock option. The Board may grant nonstatutory stock options that are transferable generally or by will, the laws of descent or distribution or pursuant to a domestic relations order satisfying the requirements of Rule 16b-3. Shares subject to repurchase by the

Company under an early exercise stock purchase agreement may be subject to restrictions on transfer that the Board deems appropriate.

ADJUSTMENT PROVISIONS

      Transactions not involving receipt of consideration by the Company, such as a merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares or change in corporate structure, may change the class and number of shares of Common Stock subject to the 1997 Plan and outstanding Awards. In that event, the 1997 Plan will be appropriately adjusted as to the class and the maximum number of shares of Common Stock subject to the 1997 Plan and the Section 162(m) Limitation, and outstanding Awards will be adjusted as to the class, number of shares and price per share of Common Stock subject to such Awards.

EFFECT OF CERTAIN CORPORATE EVENTS

      Except as otherwise provided in an Award, the 1997 Plan provides that, in the event of a dissolution, liquidation or sale of substantially all of the assets of the Company, or specified types of merger ( a "change in control"), to the extent permitted by law, any surviving corporation will be required to either assume Awards outstanding under the 1997 Plan or substitute similar awards for those outstanding under the 1997 Plan, or such outstanding Awards will continue in full force and effect. If any surviving corporation declines to assume Awards outstanding under the 1997 Plan, or to substitute similar Awards, then, with respect to participants whose Service has not terminated, the vesting and the time during which such Awards may be exercised will be accelerated. An outstanding Award will terminate if the participant does not exercise it before a change in control. The acceleration of an Award in the event of an acquisition or similar corporate event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

DURATION, AMENDMENT AND TERMINATION

      The Board may suspend or terminate the 1997 Plan without stockholder approval or ratification at any time. Unless sooner terminated, the 1997 Plan will terminate on March 16, 2007.

      The Board may also amend the 1997 Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of the Company within 12 months before or after its adoption by the Board if the amendment would (i) modify the requirements as to eligibility for participation (to the extent such modification requires stockholder approval in order for the 1997 Plan to satisfy Section 422 of the Code, if applicable, or Rule 16b-3 of the Exchange Act; (ii) increase the number of shares reserved for issuance upon exercise of Awards; or (iii) change any other provision of the 1997 Plan in any other way if such modification requires stockholder approval in order to comply with Rule 16b-3 of the Exchange Act or satisfy the requirements of Section 422 of the Code or any Nasdaq or securities exchange listing requirements. The Board may submit any other amendment of the 1997 Plan for stockholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain executive officers.

FEDERAL INCOME TAX INFORMATION

      Long-term capital gains currently are generally subject to lower tax rates than ordinary income or short-term capital gains. The maximum long-term capital gains rate for federal income tax purposes is currently 20%, while the maximum ordinary income rate and short-term capital gains rate is effectively 39.6%. Slightly different rules may apply to participants who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.
      Incentive Stock Options. Incentive stock options under the 1997 Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code.

      There generally are no federal income tax consequences to the participant or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the participant's alternative minimum tax liability, if any.

      If a participant holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the participant upon exercise of the option, any gain or loss on a disposition of such stock will be a long-term capital gain or loss.

      Generally, if the participant disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), then at the time of disposition the participant will realize taxable ordinary income equal to the lesser of (i) the excess of the stock's fair market value on the date of exercise over the exercise price, or (ii) the participant's actual gain, if any, on the purchase and sale. The participant's additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year.

      To the extent the participant recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

      Nonstatutory Stock Options, Restricted Stock Purchase Awards and Stock Bonuses. Nonstatutory stock options, restricted stock purchase awards and stock bonuses granted under the 1997 Plan generally have the following federal income tax consequences:

      There are no tax consequences to the participant or the Company by reason of the grant. Upon acquisition of the stock, the participant normally will recognize taxable ordinary income equal to the excess, if any, of the stock's fair market value on the acquisition date over the purchase price. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse, unless the participant elects to be taxed on receipt of the stock. With respect to employees, the Company is generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the participant.

      Upon disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to participants who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

      Potential Limitation on Company Deductions. Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain "covered employees" in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to Awards, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

      Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Section 162(m), compensation attributable to stock options will qualify as performance-based compensation if the Award is granted by a compensation committee composed solely of "outside directors" and either (i) the plan contains a per-employee limitation on the number of shares for which such Awards may be granted during a specified period, the per-employee limitation is approved by the stockholders, and the exercise price of the Award is no less than the fair market value of the stock on the date of grant, or (ii) the Award is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the Award is approved by stockholders.

      Compensation attributable to restricted stock and stock bonuses will qualify as performance-based compensation, provided that: (i) the Award is granted by a compensation committee composed solely of "outside directors" and
(ii) the purchase price of the Award is no less than the fair market value of the stock on the date of grant. Stock bonuses qualify as performance-based compensation under the Treasury regulations only if (i) the Award is granted by a compensation committee composed solely of "outside directors," (ii) the Award is granted (or exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, (iii) the compensation committee certifies in writing prior to the granting (or exercisability) of the award that the performance goal has been satisfied and (iv) prior to the granting (or exercisability) of the Award, stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount -- or formula used to calculate the amount -- payable upon attainment of the performance goal).

                                   PROPOSAL 3

          Approval of the 1997 employee Stock Purchase Plan, As Amended

      In March 1997, the Board of Directors adopted and, in April 1997, the stockholders approved, the Company's 1997 Employee Stock Purchase Plan ("Purchase Plan"). Initially, 300,000 shares of the Common Stock of the Company were authorized for issuance under the Purchase Plan.

      In March 2000, the Board amended the Purchase Plan, subject to stockholder approval, to increase the number of shares of Common Stock authorized for issuance under the Purchase Plan from a total of 300,000 shares of Common Stock to a total of 500,000 shares. The Board adopted this amendment in order to ensure that the Company can continue to grant purchase rights at levels determined appropriate by the Board.

      During the last fiscal year, shares of Common Stock were purchased in the amounts and at the weighted average prices per share under the Purchase Plan as follows: Paul J. Kelley 3,519 shares ($6.80) and all employees (excluding executive officers) as a group 101,057 shares ($6.80).

      As of February 29, 2000, an aggregate of 224,042 shares of the Company's Common Stock had been purchased under the Purchase Plan. Only 75,958 shares of Common Stock (plus any shares that might in the future be returned to the Purchase Plan as a result of cancellations or expiration of purchase rights) remained available for future grant under the Purchase Plan.

      Stockholders are requested in this Proposal 3 to approve the Purchase Plan, as amended. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the meeting will be required to approve the Purchase Plan, as amended. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

                        THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 3.

      The essential features of the Purchase Plan, as amended, are outlined below:

PURPOSE

      The purpose of the Purchase Plan is to provide a means by which employees of the Company (and any parent or subsidiary of the Company designated by the Board to participate in the Purchase Plan) may be given an opportunity to purchase Common Stock of the Company through payroll deductions, to assist the Company in retaining the services of its employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for the success of the Company.

      The rights to purchase Common Stock granted under the Purchase Plan are intended to qualify as options issued under an "employee stock purchase plan" as that term is defined in Section 423(b) of the Code.

ADMINISTRATION

      The Board administers the Purchase Plan and has the final power to construe and interpret both the Purchase Plan and the rights granted under it. The Board has the power, subject to the provisions of the Purchase Plan, to determine when and how rights to purchase Common Stock of the Company will be granted, the provisions of each offering of such rights (which need not be identical), and whether employees of any parent or subsidiary of the Company will be eligible to participate in the Purchase Plan.

      The Board has the power to delegate administration of the Purchase Plan to a committee composed of not fewer than two members of the Board. The Board has delegated administration of the Purchase Plan to the Compensation

Committee of the Board. As used herein with respect to the Purchase Plan, the "Board" refers to any committee the Board appoints as well as to the Board itself.

OFFERINGS

      The Purchase Plan is implemented by offerings of rights to all eligible employees from time to time by the Board. For each offering, the Board may determine the term and other provisions (which need not be identical), within the limitations of the Purchase Plan. Such offerings may have a term of up to 27 months. To date, the Board has authorized offerings that are two years long and are divided into four shorter "purchase periods" approximately six months long. In the future, the Board may authorize offerings with terms different than those described here.

ELIGIBILITY

      The Board may establish certain eligibility requirements for participation under the offerings it authorizes. For example, the Board may require that employees complete a period of service of up to two years before they become eligible to participate in an offering. In addition, as required by the Code, no employee is eligible to participate in the Purchase Plan if, immediately after the grant of purchase rights, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary of the Company (including any stock which such employee may purchase under all outstanding rights and options). The Code also provides that no employee may purchase more than $25,000 worth of Common Stock (determined at the fair market value of the Common Stock at the time a right under the Purchase Plan is granted) under all employee stock purchase plans of the Company and its affiliates in any calendar year. Approximately 55% of the Company's approximately 2,791 employees are eligible to participate in the Purchase Plan. Under the current offering, any person, including officers, who is customarily employed at least 20 hours per week and five months per calendar year by the Company (or by any parent or subsidiary of the Company designated by the Board) on the first day of the offering is eligible to participate in the offering.

PARTICIPATION IN THE PLAN

      Eligible employees enroll in the Purchase Plan by delivering to the Company, prior to the date selected by the Board as the offering date for the offering, an agreement authorizing payroll deductions. The Purchase Plan authorizes the Board to establish a percentage of each employees' total compensation that may be contributed during each purchase period, up to a maximum of 15% of total compensation. Under the current offering, participants are permitted to contribute up to 15% of their total compensation during each purchase period.

PURCHASE PRICE

      The Board may authorize the purchase price per share at which shares of Common Stock will be sold in each offering. The purchase price shall not be less than the lower of (i) 85% of the fair market value of a share of Common Stock on first day of the offering or (ii) 85% of the fair market value of a share of Common Stock on the last day of the purchase period. Under the current offering, the purchase price at which shares of Common Stock will be sold is the lower of
(i) 85% of the fair market value of a share of Common Stock on first day of the offering or (ii) 85% of the fair market value of a share of Common Stock on the last day of the relevant purchase period.

PAYMENT OF PURCHASE PRICE; PAYROLL DEDUCTIONS

      The purchase price of the shares is accumulated by payroll deductions over each offering that is authorized under the Purchase Plan. During each offering, a participant may terminate his or her payroll deductions as the Board provides in the offering and withdraw from the offering (see "Withdrawal," below). Under each offering, the Board may establish the time or times at which participants may increase or decrease their payroll deductions. Under the current offering, a participant may reduce his or her payroll deductions one time during each purchase period. Otherwise, a participant may not increase or decrease his or her payroll deductions except as of the beginning of a new purchase period. All of the foregoing changes may be made at any time during the offering except during the 10-day period preceding each purchase date.

      All payroll deductions made for a participant under the Purchase Plan are credited to his or her account under the Purchase Plan and deposited with the general funds of the Company. Unless specifically authorized under an offering, participants may not make additional payments into such accounts.

PURCHASE OF STOCK

      By executing an agreement to participate in the Purchase Plan, the participant is entitled to purchase Common Stock under the Purchase Plan. In connection with offerings made under the Purchase Plan, the Board may specify a maximum aggregate number of shares of Common Stock that may be purchased pursuant to such offering by all participants and a maximum number of shares that may be purchased by each participant during each offering or on each purchase date. If the aggregate number of shares to be purchased upon exercise of rights granted in the offering would exceed the maximum aggregate number of shares of Common Stock available, the Board would make a pro rata allocation of available shares in a uniform and equitable manner. Unless the employee's participation is discontinued, his or her right to purchase shares is exercised automatically at the end of the purchase period at the applicable price.

WITHDRAWAL

      While each participant in the Purchase Plan is required to sign an agreement authorizing payroll deductions, the participant may withdraw from a given offering by terminating his or her payroll deductions and by delivering to the Company a notice of withdrawal from the Purchase Plan. Under the current offering, such withdrawal may be elected at any time up to 10 days prior to the end of the applicable purchase period.

      Upon any withdrawal from an offering by the employee, the Company will distribute to the employee his or her accumulated payroll deductions without interest, less any accumulated deductions previously applied to the purchase of shares of Common Stock on the employee's behalf during such offering, and such employee's interest in the offering will be automatically terminated. The employee is not entitled to again participate in that offering. However, an employee's withdrawal from an offering will not have any effect upon such employee's eligibility to participate in subsequent offerings under the Purchase Plan.

TERMINATION OF ELIGIBILITY

      Rights granted pursuant to any offering under the Purchase Plan terminate immediately upon cessation of an employee's eligibility for any reason, and the Company will distribute to such employee all of his or her accumulated payroll deductions, without interest.

RESTRICTIONS ON TRANSFER

      Rights granted under the Purchase Plan are not transferable and may be exercised only by the person to whom such rights are granted.

DURATION, AMENDMENT AND TERMINATION

      The Board may suspend, terminate or amend the Purchase Plan at any time. Any amendment of the Purchase Plan must be approved by the stockholders within 12 months of its adoption by the Board if the amendment would modify any provision of the Purchase Plan in a manner that would require stockholder approval in order to comply with the requirements of Rule 16b-3 under the Exchange Act or Section 423 of the Code. Rights granted before amendment or termination of the Purchase Plan will not be altered or impaired by any amendment or termination of the Purchase Plan without consent of the employee to whom such rights were granted.

EFFECT OF CERTAIN CORPORATE EVENTS

      In the event of a dissolution, liquidation or specified type of merger of the Company, the surviving corporation either will assume the rights under the Purchase Plan or substitute similar rights therefor, or the exercise date of any ongoing offering will be accelerated such that the outstanding rights may be exercised immediately prior to, or concurrent with, any such event.

STOCK SUBJECT TO PURCHASE PLAN

      Subject to this Proposal, an aggregate of 500,000 shares of Common Stock is authorized for issuance under the Purchase Plan. If rights granted under the Purchase Plan expire, lapse or otherwise terminate without being exercised, the shares of Common Stock not purchased under such rights again will become available for issuance under the Purchase Plan.

FEDERAL INCOME TAX INFORMATION

      Rights granted under the Purchase Plan are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under provisions of Section 423 of the Code.

      A participant will be taxed on amounts withheld for the purchase of shares of Common Stock as if such amounts were actually received. Other than this, no income will be taxable to a participant until disposition of the acquired shares, and the method of taxation will depend upon the holding period of the acquired shares.

      If the stock is disposed of at least two years after the beginning of the offering period and at least one year after the stock is transferred to the participant, then the lesser of (i) the excess of the fair market value of the stock at the time of such disposition over the exercise price or (ii) 15% of the fair market value of the stock as of the beginning of the offering period will be treated as ordinary income. Any further gain or any loss will be taxed as a long-term capital gain or loss. Such capital gains currently are generally subject to lower tax rates than ordinary income.

      If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the exercise date over the exercise price will be treated as ordinary income at the time of such disposition. The balance of any gain will be treated as capital gain. Even if the stock is later disposed of for less than its fair market value on the exercise date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such exercise date. Any capital gain or loss will be short-term or long-term, depending on how long the stock has been held.

      There are no federal income tax consequences to the Company by reason of the grant or exercise of rights under the Purchase Plan. However, upon exercise of an employee's rights under the Purchase Plan, the Company may be required to withhold and pay FICA (Federal Insurance Contribution Act) and FUTA (Federal Unemployment Tax Act) taxes. The Company is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant upon disposition by a participant of stock before the expiration of the holding periods described above (subject to the requirement of reasonableness and the satisfaction of tax reporting obligations).

                                   PROPOSAL 4

                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

      The Board of Directors has selected Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending December 31, 2000 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Deloitte & Touche LLP has audited the Company's financial statements since 1990. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

      Stockholder ratification of the selection of Deloitte & Touche LLP as the Company's independent auditors is not required by the Company's By-laws or otherwise. However, the Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

      The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

                        THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 4.

                              SECURITY OWNERSHIP OF

                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of February 29, 2000 by
(a) all those known by the Company to be beneficial owners of more than 5% of its Common Stock; (b) each director and nominee for director; (c) each of the executive officers named in the Summary Compensation Table; and (d) all executive officers and directors of the Company as a group.

                                                Beneficial     Ownership(1)
                                                  Number         Percent
              Beneficial Owner                  Of Shares      of Total(2)
              ----------------                  ---------      -----------

Eastbourne Capital Management, LLC(3)
1101 Fifth Avenue, Suite 1600
San Rafael, CA  94901.....................     1,391,600          24.4%

Laurence B. Mindel (4)
Il Fornaio (America) Corporation
770 Tamalpais Drive, #400
Corte Madera, CA  94925...................       730,019          12.7%

Michael J. Hislop(5)......................       486,234           7.9%

Peter P. Hausback(5) (6)..................         7,846              *

Michael J. Beatrice(5)....................        53,419              *

Paul J. Kelley(6).........................        76,332           1.3%

Dean A. Cortopassi(7).....................       125,294           2.2%

W. Scott Hedrick(5).......................        17,879              *

F. Warren Hellman(8)......................       133,854           2.3%

W. Howard Lester(9).......................       191,201           3.3%

Lawrence F. Levy(5).......................         3,810              *

All executive officers and directors as a
group (9 persons) (10)                         1,749,556          27.6%
----------------------------
*     Less than one percent.

(1) This table is based on information supplied by officers, directors and principal stockholders of the Company and on any Schedules 13D or 13G filed with the Commission. Except as otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

(2) Applicable percentages are based on 5,703,719 shares outstanding on February 29, 2000, adjusted as required by rules promulgated by the Commission.

(3) Based on Schedule 13D/A filed with the Commission on February 8, 2000. Includes 597,748 shares held by Black Bear Fund I, L.P. and 601,000 shares held by Black Bear Offshore Fund Limited, both of which are advised by Eastbourne Capital Management, L.L.C.

(4) Includes 7,195 share held by the Mindel Family Trust, 5,750 shares held by a Trust created for the benefit of Laurence B. Mindel and his family, and 671,049 shares held by The Mindel Living Trust, of which Mr. Mindel is a trustee. Also includes 46,025 shares issuable upon the exercise of stock options that are exercisable within 60 days. Excludes an aggregate of 195,944 shares held in trusts for five children of Mr. Mindel, as to which Mr. Mindel is not a trustee and disclaims beneficial ownership.

(5) Includes shares subject to options exercisable within 60 days of February 29, 2000 as follows: 486,234 for Mr. Hislop, 7,846 for Mr. Hausback, 53,419 for Mr. Beatrice, 3,000 for Mr. Hedrick, and 1,500 for Mr. Levy.

(6) Mr. Kelley resigned as Vice President, Finance, Chief Financial Officer and Secretary in December 1999 and Mr. Hausback was elected Vice President, Finance, Chief Financial Officer and Secretary.

(7) Includes 57,794 shares held of record by Stanislaus Food Products Company, a California corporation. Mr. Cortopassi is Chief Executive Officer and a principal stockholder of Stanislaus Food Products Company. Includes 60,000 shares held of record by DACCO, Inc. Mr. Cortopassi is Chief Executive Officer, President and a controlling stockholder of DACCO, Inc. Also includes 7,500 shares issuable upon the exercise of stock options that are exercisable within 60 days.

(8) Includes 125,802 shares held of record by FWH Associates, a California limited partnership. Mr. Hellman is a general partner of FWH Associates. Also includes 2,052 shares held of record by Marco H. Hellman Trust "B." Mr. Hellman is a trustee of the Marco H. Hellman Trust "B." Also includes 6,000 shares issuable upon the exercise of stock options that are exercisable within 60 days.

(9) Includes 23,535 share held of record by Williams-Sonoma, Inc. Mr. Lester is the Chairman of the Board and Chief Executive Officer of Williams-Sonoma, Inc. Also includes 14,500 shares issuable upon the exercise of stock options that are exercisable within 60 days.

(10) Includes information contained in the notes above, as applicable. Does not include shares held by Mr. Kelley, a former executive officer.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

      Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by the Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

      To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 26, 1999, the Company's officers, directors and greater than 10% beneficial owners complied with applicable section 16(a) filing requirements.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

      Each non-employee director of the Company receives stock option grants for their services as directors under the 1997 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). There are currently 100,000 shares of Common Stock authorized for issuance under the Directors' Plan. Options granted under the Directors Plan are intended by the Company not to qualify as incentive stock options under the Code.

      Option grants under the Directors' Plan are non-discretionary. Each person who was serving as a non-employee director on April 23, 1997, the date the Directors' Plan was approved by the stockholders of the Company, was automatically granted an option to purchase 4,500 shares of Common Stock of the Company. Additionally, each person who is first elected or appointed to the Board after April 23, 1997, will automatically be granted an option to purchase 4,500 shares of Common Stock of the Company. Every 36 months after the initial grant of 4,500 shares, each non-employee director will be granted an option to purchase an additional 4,500 shares of the Common Stock of the Company. No other options may be granted at any time under the Directors' Plan. The exercise price of options granted under the Directors' Plan is 100% of the fair market value of the Common Stock subject to the option on the date of the option grant. Options granted under the Directors' Plan vest in three equal annual installments commencing on the date one year after the date of grant of the option, provided that the optionee has, during the entire year prior to each such vesting date, provided continuous service to the Company as a non-employee director or as an employee of the Company or an affiliate of the Company. The term of options granted under the Directors' Plan is 10 years. In the event of a merger of the Company with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction involving the Company, the vesting of each option will accelerate and the option will terminate if not exercised prior to the consummation of the transaction unless any surviving corporation assumes such options or substitutes similar options for such options.

      During fiscal 1999, the Company did not grant options to any non-employee director of the Company under the Directors' Plan. During fiscal 1999, options to purchase 26,000 shares of Common Stock were exercised under the Directors' Plan at a weighted average exercise price of $3.72.

COMPENSATION OF EXECUTIVE OFFICERS

                             SUMMARY OF COMPENSATION

      The following table shows, for the fiscal years ended December 26, 1999, December 27, 1998 and December 28, 1997, compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and its other executive officers at December 26, 1999, and one former executive officer who departed from the Company during fiscal 1999 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                          Long-Term Compensation
                                                                Annual Compensation(1)             Awards
                                                               -----------------------             ------
                                                                                            Number of Securities
          Name and Principal Position              Year        Salary($)    Bonus($)(2)    Underlying Options (#)
          ---------------------------              ----        ---------    -----------    ----------------------
   Laurence B. Mindel(3)                           1999         $408,099      $12,900              18,078
      Chairman of the Board                        1998         $408,293      $12,900              15,152
                                                   1997         $402,910     $204,050              20,500

   Michael J. Hislop(3)                            1999         $393,846       $9,000             177,060
      President and Chief Executive Officer        1998         $365,642       $9,000              14,296
                                                   1997         $339,612     $175,000              17,500

   Peter P. Hausback(4)                            1999          $98,827      $15,800              12,643
      Vice President, Finance, Chief               1998          $84,835           $0              10,288
      Financial Officer and Secretary

   Michael J. Beatrice(5)                          1999         $169,192      $27,875              29,939
       Chief Operating Officer                     1998         $153,201       $6,000              25,144
                                                   1997         $135,511      $48,000              6,560

   Paul J. Kelley(4)                               1999         $164,846       $1,260              29,472
      Former Vice President, Finance, Chief        1998         $158,925           $0              24,228
      Financial Officer and Secretary              1997         $149,446      $37,500              7,450

----------------
(1) In accordance with the rules of the Commission, the compensation described in this table does not include medical, group life insurance or other benefits received by the Named Executive Officers that are available generally to all salaried employees of the Company, and certain perquisites and other personal benefits received by the Named Executive Officers that do not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus disclosed in this table.

(2) Includes bonuses paid in 1998 and 2000 for services rendered in 1997 and 1999, respectively. No bonus amounts were paid for services rendered in 1998. Includes car allowance.

(3) Mr. Mindel resigned as Chief Executive Officer in May 1998 and Mr. Hislop was elected Chief Executive Officer in May 1998.

(4) In December 1999, Mr. Kelley resigned as Vice President, Finance, Chief Financial Officer and Secretary and Mr. Hausback was elected Vice President, Finance, Chief Financial Officer and Secretary.

(5)   Mr. Beatrice was elected Chief Operating Officer in May 1998.

                        STOCK OPTION GRANTS AND EXERCISES

      The Company grants options to its executive officers under its 1997 Equity Incentive Plan. The following tables shows, for fiscal 1999, certain information regarding options granted to the Named Executive Officers during fiscal 1999 and options held by the Named Executive Officers at fiscal year end.

                     STOCK OPTION GRANTS DURING FISCAL 1999

                                                                                                   Potential Realizable Value
                                                                                                   at Assumed Annual Rates of
                                                                                                    Stock Price Appreciation
                                                    Individual Grants                                  for Option Term(4)
                           --------------------------------------------------------------------    ---------------------------
                              Number of
                             Securities
                             Underlying     % of Total Options    Exercise
                               Options          Granted to          Price
                               Granted         Employees In       Per Share      Expiration
Name                           (#)(1)          Fiscal Year(2)    ($/share)(3)       Date             5% ($)        10% ($)
----                          --------      -----------------   --------------  -----------          ------        -------
Laurence B. Mindel              4,450              1.0%              $11.14          5/6/09          $13,696        $30,265
                               13,628              3.0%              $10.13          5/6/09          $86,820       $220,019

Michael J. Hislop              17,060              3.7%              $10.13          5/6/09         $108,684       $275,427
                              160,000             34.6%               $7.38        12/14/09         $742,599     $1,881,891

Peter P. Hausback               5,143              1.1%               $7.00        12/28/08          $22,641        $57,376
                                7,500              1.6%              $10.13          5/6/09          $47,780       $121,085

Michael J. Beatrice            12,571              2.7%               $7.00        12/28/08          $55,341       $140,245
                               17,368              3.8%              $10.13          5/6/09         $110,646       $280,400

Paul J. Kelley                 12,114              2.6%               $7.00        12/28/08           $4,967         $9,973
                               17,358              3.8%              $10.13          5/6/09           $7,297        $14,535

------------------------
(1) Options generally become exercisable on an annual basis at a rate of 25% per year over four years. Options generally expire 10 years from the date of grant or earlier upon termination of employment. Upon certain changes in control of the Company, if an outstanding option is not assumed or substituted by the surviving entity, the unvested portion of the option accelerates and the option terminates if not exercised prior to such change in control.

(2) Options to purchase 461,924 shares of Common Stock were granted to employees in fiscal 1999.

(3) The exercise price per share of each option was equal to the fair market value of the Common Stock on the date of grant as determined by the Board of Directors except that, with respect to the incentive stock option granted to Mr. Mindel, the exercise price was equal to 110% of such fair market value.

(4) The potential realizable value is calculated based on the term of the option at its date of grant (five years for Mr. Mindel's incentive stock option and 10 years for the nonstatutory stock option held by Mr. Mindel and for the options held by other officers). It is calculated based on the assumption that the stock price on the date of grant appreciates from the date of grant at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. The 5% and 10% assumed rates of appreciation are derived from the rules of the Commission and do not represent the Company's estimate or projection of future Common Stock price.

(5) The potential realizable value for Mr. Kelley's incentive stock options is based on the period from the date of grant of the options to February 22, 2000, the termination date of the options.

                 AGGREGATED OPTION EXERCISES IN FISCAL 1999 AND FISCAL YEAR-END OPTION VALUES

                                                                       Number of
                                                                       Securities                  Value of
                                                                       Underlying                  Unexercised
                                                                       Unexercised                 In-the-Money
                                                                       Options at                  Options at
                                                                       FY-End (#)                  FY-End ($)
                          Shares Acquired      Value                   Exercisable/                Exercisable/
Name                      On Exercise (#)      Realized($)(1)          Unexercisable(2)            Unexercisable(2)(3)
----                      ---------------      ------------            --------------              -------------------
Laurence B. Mindel              14,200             $74,266              35,234/52,021              $58,889/$31,912
Michael J. Hislop                 --                 --                479,694/204,362           $1,384,732/$39,555
Peter P. Hausback                3,647             $31,540               5,112/23,347               $5,158/$8,208
Michael J. Beatrice               --                 --                 38,946/72,787              $77,030/$60,077
Paul J. Kelley                   5,415             $30,486              37,547/60,828              $86,206/$36,119

-------------------
(1) Value realized is based on the fair market value of the Company's Common Stock on the date of exercise minus the exercise price, without taking into account any taxes that may be payable in connection with the transaction.

(2)   Reflects shares vested and unvested at December 26, 1999.

(3) Fair market value of the Company's Common Stock based on the closing sales price of the Company's Common Stock reported by the Nasdaq National Market for December 26, 1999 ($7.4375) minus the exercise price of the options.

                              EMPLOYMENT AGREEMENTS

      In April 1995, the Company entered into an at-will employment agreement with Michael. J. Hislop as President and Chief Operating Officer. The agreement provided for a base salary, option grant, annual bonus and a monthly car allowance, subject to annual review. The agreement provides that in the event Mr. Hislop's employment is involuntarily terminated by the Company for any reason other than death, disability or cause (as defined in the agreement) or in the event Mr. Hislop voluntarily terminates his employment within 30 days of a change of control (as defined in the agreement), Mr. Hislop will receive, in lieu of any severance benefits to which he may otherwise be entitled under any Company severance plan or program, a cash severance payment in an aggregate amount equal to 100% of Mr. Hislop's annual base salary at the time of such termination.

              REPORT OF THE COMPENSATION OF THE BOARD OF DIRECTORS

                         ON EXECUTIVE COMPENSATION(1)

      The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors. The Committee currently consists of W. Scott Hedrick and Lawrence F. Levy, neither of whom is an employee of the Company. The Committee is currently responsible for setting the Company's policies regarding compensation and benefits, and administering the Company's employee stock option and stock purchase plans. In particular, the Committee evaluates the performance of management and determines the compensation and benefits of executive officers.

      The Company's executive management program is designed (i) to attract and retain outstanding executive officers capable of leading the Company to fulfillment of its business objectives and (ii) to establish an appropriate link between executive compensation and achievement of the Company's strategic and financial performance goals, including the enhancement of stockholder value. To that end, the Company's compensation program offers competitive compensation opportunities that reward individual contributions as well as corporate performance, based on the following policies and principles:

o Implementation of competitive pay practices, taking into account the pay practices of other companies of comparable size and stage of development with which the Company competes for talented executives.

o Emphasis on pay-for-performance as a major component of compensation through annual incentive programs designed to reward executives for achievement of annual corporate financial performance goals.

o Use of equity-based incentives designed to motivate executives to focus on long-term strategic objectives, to align the interests of management and the stockholders and to provide opportunities for management to share in the benefits that they achieve for the Company's stockholders.

      For 1999, the Company's executive compensation program included the following components: (i) base salary, (ii) annual incentives in the form of cash bonuses and (iii) long-term incentives in the form of options to purchase common stock of the Company.

      In establishing the size of an executive's opportunity for incentive compensation, including bonus and stock options, the Committee takes into account, in addition to general comparative information, the individual performance of the executive and the financial performance and strategic achievements of the Company during the prior year, the executive's level of responsibility and potential to influence or contribute to the Company's operations and direction and the quality of the executive's long-term strategic decisions made during the year. The Committee generally does not base its considerations on any single performance factor nor does it specifically assign relative weights to factors, but rather considers a mix of factors and evaluates Company and individual performance against that mix. To the extent that qualitative factors are involved in the determination, the Committee must necessarily make a subjective assessment of performance.

BASE COMPENSATION

      Base salaries paid to executives are subject to annual review and adjustment. The Committee evaluates executive performance on the basis of a variety of factors, both individual and corporate, as well as level of responsibility, competitive factors and the Company's internal policies regarding salary increases. For 1999, the base salary of Michael J. Hislop, the Company's Chief Executive Officer, was increased by 7.7%, largely reflecting his contributions toward the Company's long-term strategic objectives, particularly his performance in leading the Company's expansion in the prior year. The base salaries paid to other executives were increased for 1999 by amounts ranging up to 16%, reflecting primarily changes in position and responsibilities and their contributions to the Company in connection with the execution of the Company's long-term strategic initiatives.

---------------------
(1) This Section is not "soliciting material," is not deemed "filed" with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

 ANNUAL INCENTIVE COMPENSATION

      Annual bonuses are intended to reward executives for achievement of targeted corporate financial performance goals. At a meeting in 1999, the Committee established the bonus potential for 1999 for each executive. Mr. Hislop was eligible to receive a bonus for 1999 equal to 25% of his base salary if the Company attained a targeted level of pre-tax income established by the Board in the Company's annual operating plan and an additional 25% of his base salary if the Company achieved a targeted level of improvement in 1999 earnings per share as compared with 1998. Mr. Mindel was eligible to receive a similar bonus based on the same criteria. The other executives were eligible to receive bonuses ranging from 25% to 50% of their respective base salaries if the Company achieved certain financial performance goals. The goals, and the relative weights attributable to each, varied for each executive. These goals included achievement of one or more of the following elements: a targeted level of pre-tax income established by the Board in the Company's operating plan, a targeted level of improvement in 1999 earnings per share and a targeted divisional operating profit. With respect to any target, bonuses are typically not paid unless the particular target is achieved in full, with the result that a substantial portion of each executive's compensation is "at risk." In all cases, the targeted goals for 1999 were not met, and no bonuses were awarded to Mssrs. Hislop, Mindel and Kelley. However, the Committee elected to pay bonuses at the rate of 50% of pre-established levels to two executive officers in light of their performance during the year and in recognition of the adverse impact on fiscal 1999 performance of one-time only write-offs.

LONG-TERM COMPENSATION

      Stock options under the Company's stock option plans are used to underscore the common interests of stockholders and management. Options are granted to executives to provide a continuing financial incentive to maximize long-term value to stockholders and to help make the executive's total compensation opportunity competitive. Options may be tax-qualified or nonstatutory and typically have exercise prices set at the fair market value of the Common Stock on the date of grant. In addition, because stock options generally become exercisable over a period of several years, options encourage executives to remain in the long-term employ of the Company.

      The size of the options granted to Mr. Hislop were calculated on the basis of the potential reward to him, assuming a specified stock price appreciation over a five-year period. The targeted potential return was determined as a percentage of current base salary. Based on this formula, in 1999, Mr. Hislop was initially granted an option to purchase 17,060 shares of Common Stock. Subsequently, in December 1999, recognizing that Mr. Hislop's options were substantially vested, the Committee granted Mr. Hislop an additional option to purchase 160,000 shares of Common Stock, intended to be in lieu of options to be granted under the then-current formula. The sizes of options granted to the other executives were determined as a multiple of the executives' respective annual base salaries divided by the fair market value of the shares on the date of the grant. The other executives were granted options to purchase Common Stock at levels ranging from 12,643 to 29,939 shares. Executives may realize the targeted return only to the extent that the actual price of the Common Stock increases in the public market at the assumed rate.

      Section 162(m) of the Code, generally imposes on the Company an annual corporate deduction limitation of $1 million on the compensation of certain executive officers. Compensation in excess of $1 million may be deducted if it is performance-based compensation within the meaning of the Code. The Committee has not yet adopted a policy with respect to the treatment of all forms of compensation under Section 162(m); however, the Committee has determined that stock options granted under the Company's 1997 Equity Incentive Plan with an exercise price at least equal to the fair market value of the Company's Common Stock on the date of grant should, where practicable, be treated as "performance-based compensation," and the 1997 Equity Incentive Plan contains provisions designed to allow compensation recognized by an executive as a result of the grant of a stock option to be deductible by the Company.



                                          Compensation Committee

                                          W. Scott Hedrick
                                          Lawrence F. Levy

                      PERFORMANCE MEASUREMENT COMPARISON(1)

      The following chart shows the value of an investment of $100 in cash at the close of business on September 19, 1997, the date of commencement of public trading of the Company's Common Stock, in (a) the Company's Common Stock, (b) the Dow Jones Restaurant Index and (c) the CRSP Total Return Index for the Nasdaq Stock Market (U.S. Companies) . All values assume reinvestment of the full amount of all dividends.

          COMPARISON OF 27-MONTH CUMULATIVE TOTAL RETURN ON INVESTMENT

                                [OBJECT OMITTED]

                            September    December   December   December
                            19, 1997     26, 1997   27, 1998   26, 1999
Il Fornaio (America)
Corporation                    100.00     99.00      48.00       51.00
Dow Jones Restaurant Index     100.00    100.00     148.00      148.00
Nasdaq CRSP Total Return
Index                          100.00    100.00     129.00      232.00

----------------------------------

(1) This Section is not "soliciting material," is not deemed "filed" with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                              CERTAIN TRANSACTIONS

      The Company has entered into indemnity agreements with each of the Company's directors and executive officers which provide that, subject to certain limitations, the Company will indemnify against any and all expenses of the director or executive officer who incurred such expenses because of his or her status as a director or executive officer, to the fullest extent permitted by the Company's By-laws and Delaware law. In addition, the Company's By-laws provide that the Company shall indemnify its directors and executive officers to the fullest extent not prohibited by Delaware law, subject to certain limitations, and may also secure insurance, to the fullest extent permitted by Delaware law, on behalf of any director, officer, employee or agent against any expense, liability or loss arising out of his or her actions in such capacity.

      The Company's Restated Certificate, provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividends or unlawful stock repurchases or redemptions, or
(iv) for any transaction from which the director derived an improper personal benefit. If the Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of a Company director shall be eliminated or limited to the fullest extent permitted by the Delaware law, as so amended. The provision in the Restated Certificate does not eliminate the duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

      Laurence B. Mindel's son, Michael Mindel, is Vice President of Marketing of the Company, and, as such, for 1999, received aggregate cash compensation of $108,838 and options to acquire 14,004 shares of Common Stock.

                                  OTHER MATTERS

      The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                        By Order of the Board of Directors


                        /s/ Peter P. Hausback
                        -------------------------------------------------
                        Peter P. Hausback
                        Chief Financial Officer, Vice President Finance and Secretary

April 6, 2000

A copy of the Company's Annual Report on Form 10-K for the year ended December 26, 1999 is available without charge upon written request to: Investor Relations Department, Il Fornaio (America) Corporation, 770 Tamalpais Drive #400, Corte Madera, California 94925.

                                                                      1637-PS-00

ILF81B                            DETACH HERE

                                     PROXY

                        IL FORNAIO (AMERICA) CORPORATION

     SOLICITED BY BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD ON MAY 3, 2000

The undersigned hereby appoints Laurence B. Mindel and Peter P. Hausback, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Il Fornaio (America) Corporation that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Il Fornaio (America) Corporation to be held on Wednesday, May 3, 2000, at 4:30 p.m., local time, at the corporate headquarters of Il Fornaio (America) Corporation located at 770 Tamalpais Drive # 400, Corte Madera, California, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

Unless a contrary direction is indicated, this Proxy will be voted for all nominees listed in Proposal 1 and for Proposals 2, 3 and 4, as more specifically described in the proxy statement. If specific instructions are indicated, this proxy will be voted in accordance therewith.

SEE REVERSE      CONTINUED AND TO BE SIGNED ON REVERSE SIDE       SEE REVERSE
   SIDE                                                               SIDE

                                  DETACH HERE

|X|
Please mark
votes as in
this example.

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES LISTED BELOW AND FOR PROPOSALS 2, 3 AND 4.

1. To elect two directors to hold office until the 2003 Annual Meeting of Stockholders and until their successors are elected.

      Nominees: (01) Dean A. Cortopassi and (02) Lawrence F.
            Levy          WITHHOLD
            FOR          AUTHORITY
            |_|            |_|

|X| _______________________________________
    For both nominees except as noted above

MARK HERE
FOR ADDRESS
CHANGE AND
NOTE BELOW
    |_|

2. To approve the Company's 1997 Equity Incentive Plan, as amended, to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 500,000 shares.

      FOR   AGAINST   ABSTAIN
      |_|     |_|       |_|

3. To approve the Company's 1997 Employee Stock Purchase Plan, as amended, to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 200,000 shares.

      FOR   AGAINST   ABSTAIN
      |_|     |_|       |_|

4. To ratify the selection of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending December 31, 2000.

      FOR   AGAINST   ABSTAIN
      |_|     |_|       |_|

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Please vote, date, sign and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.

Signature:___________________________________  Date:________________________

Signature:___________________________________  Date:________________________